Exhibit 4.6

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

SECURED PROMISSORY NOTE

$[_____]	[DATE]
Sarasota, FL

For value received, BONDS FINANCIAL, INC., a Delaware corporation (the “Company”), promises to pay to the [______________] (the “Holder”), the principal sum of [______________] ($[_______]). This Note is one of a series of Secured Promissory Notes issued by the Company in the aggregate principal amount of $[_____], containing substantially identical terms and conditions. Such Notes are referred to herein as the “Notes,” and the holders thereof are referred to herein as the “Holders.” Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to 12% per annum, compounded annually. This Note is subject to the following terms and conditions.

1. Maturity. This Note will automatically mature and be due and payable on [_______]. Interest shall accrue on this Note but shall not be due and payable until the Maturity Date. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2. Payment; Prepayment. All payments shall be made in lawful money of the United States of America or in the form of such other cash equivalent as approved by the Holders holding at least a majority of the principal amounts outstanding under the Notes at such place as such Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may only be made with the consent of all of the Holders and the Company.

3. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

4. Security Agreement. The full indebtedness evidenced by the Notes is secured by that certain Security Agreement of even date herewith (the “Security Agreement”), executed by Yonders Wall Investment Company LLC, a Florida Limited Liability Company (“Yonders Wall”) in favor of the Holders, pursuant to which Yonders Wall shall grant to the Holders a security interest in the collateral (namely, the domain name “bonds.com”) as described therein (the “Collateral”). Subject to the approval of all of the Holders hereunder, which may not be unreasonably withheld, the security interest in the Collateral may be substituted by the Company with another form or other forms of collateral, so long as the replacement collateral is of equal or greater value to the Collateral. If the collateral is replaced, the parties hereto agree to enter into a new security agreement, in substantially similar terms to the Security Agreement, to be executed by the Holders and the new entity that is providing the replacement collateral. If the Company is not the entity or other person providing such replacement collateral, the Company agrees to use its best efforts to cause such entity to enter into a security agreement on substantially similar terms to those in the Security Agreement.

5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.

6. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

7. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holders holding at least a majority of the principal amounts outstanding under the Notes. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, each Holder and each transferee of any Note.

8.  Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

9. Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

10. Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

  11. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

12. Legal Counsel. Each Holder of this Note acknowledges and understands that Rele & Becker LLC is legal counsel for the Company with respect to this transaction, and each Holder further acknowledges that such Holder has had the opportunity to review this Note and to consult with counsel of their choice.

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IN WITNESS WHEREOF, Company has duly caused this Note to be signed on its behalf, in its company name and by its duly authorized officer as of the date first set forth above.

COMPANY:
BONDS FINANCIAL, INC.

By:	/s/ John Barry IV
Name: John Barry IV
Title: President